WSFS FINANCIAL CORPORATION
                     838 Market Street, Wilmington, DE 19899

For Release:       November 25, 2002                    Contact:  Mark A. Turner
                                                                  (302) 571-7160

             WSFS ANNOUNCES SALE OF REVERSE MORTGAGE LOAN PORTFOLIO

         WSFS Financial Corporation (NASDAQ/NMS: WSFS), the parent company of Wilmington Savings Fund Society, FSB, today announced that it has sold substantially all of its reverse mortgage loans to an affiliate of Lehman Brothers, the global investment bank.

         In exchange for the sale of its reverse mortgage portfolio, WSFS expects to receive net proceeds, after costs and expenses, of approximately $136 million, consisting primarily of cash and $10 million of investment grade mortgage-backed securities. The book value of WSFS' reverse mortgage loans at September 30, 2002 was approximately $33 million, resulting in a pre tax gain of approximately $103 million. WSFS expects to record an after tax gain in the fourth quarter 2002 of approximately $67 million, or $7.02 per WSFS diluted share, related to this transaction. WSFS acquired its reverse mortgage assets in 1993 and 1994 in two separate purchase transactions and has not originated new reverse mortgage loans since then. Certain of these loans had been acquired at deep discounts to their stated par amount.

         Marvin N. Schoenhals, Chairman and President of WSFS, said, "Historically high housing prices and historically low interest rates have combined to result in maximum value for our reverse mortgages at this time. We are pleased to have worked with Lehman Brothers on the sale of our reverse mortgage loan portfolio. Consistent with our strategic direction, the capital produced by this transaction may be used over time to invest in WSFS' core community bank, where we continue to see strong potential for financially rewarding growth, and repurchase WSFS stock."

         WSFS currently has an open authorization to repurchase up to 10% of its outstanding stock, or 910,000 shares. WSFS has purchased 40% of its outstanding shares since its repurchase programs began in 1996.

         WSFS  Financial  Corporation  is  a  $1.6  billion  financial  services company. Its principal subsidiary, Wilmington Savings Fund Society, FSB, currently operates 21 retail banking offices in New Castle County and Dover,
Delaware,  as well as Chester  and  Delaware  Counties  in  Pennsylvania.  Other
operating subsidiaries include WSFS Credit Corporation; Wilmington Finance, Inc.; and WSFS Investment Group, Inc. For more information, please visit the Bank's website at www.wsfsbank.com.
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         Statements  contained in this news  release,  which are not  historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by WSFS Financial Corporation with the Securities and Exchange Commission from time to
time.  The  Corporation  does  not  undertake  to  update  any   forward-looking
statement, whether written or oral, that may be made from time to time by or on behalf of the Corporation.
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